CONVERSION VALUATION APPRAISAL REPORT

                                 Prepared for:
                          LAWRENCE FEDERAL SAVINGS BANK

                                      and

                       LAWRENCE FINANCIAL HOLDINGS, INC.
                                 Ironton, Ohio

                                     As of:
                                August 15, 2000


                                  Prepared by:
                             Keller & Company, Inc.
                             555 Metro Place North
                                   Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426


                                KELLER & COMPANY

                     CONVERSION VALUATION APPRAISAL REPORT


                                 Prepared for:

                         LAWRENCE FEDERAL SAVINGS BANK

                                      and

                       LAWRENCE FINANCIAL HOLDINGS, INC.
                                 Ironton, Ohio


                                     As of:
                                August 15, 2000

                    [LETTERHEAD FOR KELLER & COMPANY, INC.]



September 5, 2000

Board of Directors
Lawrence Federal Savings Bank
311 South Fifth Street
Ironton, Ohio 45638

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of Lawrence Financial Holdings, Inc. (the "Corporation"), which is the newly formed holding company of Lawrence Federal Savings Bank ("Lawrence Federal" or the "Bank"). The Corporation will hold all of the shares of the common stock of the Bank. Such stock is to be issued in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in accordance with the Bank's plan of conversion. This appraisal was prepared and provided to the Bank in accordance with the conversion requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-sevice consulting organization, as described in more detail in Exhibit A, specializing in market studies, business and strategic plans, stock valuations, conversion appraisals, and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Lawrence Federal and the material provided by the independent auditor, Crowe Chizek and Company LLP, Columbus, Ohio, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valusations of the Bank's assets and liabilities. We have also used information from other prublic sources, but we cannot assure the accuracy of such material.

In the completion of this appraisal, we held discussions with the management of Lawrence Federal, with the law firm of Muldoon, Murphy & Faucette LLP, Washington, D.C., the Bank's conversion counsel, and with Crowe Chizek and Company LLP. Further, we viewed the Bank's local economy and primary market area.

Board of Directors
Lawrence Federal Savings Bank
September 5, 2000
Page 2


This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, as we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock in this conversion will subsequently be able to sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of August 15, 2000, the pro forma market value or appraised value of Lawrence Financial Holdings, Inc. was $6,500,000. Further, a range for this valuation is from a minimum of $5,525,000 to a maximum of $7,475,000, with a maximum, as adjusted, of $8,596,250.



Very truly yours,



/s/  Keller & Company, Inc.
---------------------------
KELLER & COMPANY, INC.

                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
INTRODUCTION .........................................................    1

  I.  Description of Lawrence Federal Savings Bank
         General .....................................................    4
         Performance Overview ........................................    8
         Income and Expense ..........................................   10
         Yields and Costs ............................................   15
         Interest Rate Sensitivity ...................................   16
         Lending Activities ..........................................   18
         Non-Performing Assets .......................................   22
         Investments .................................................   24
         Deposit Activities ..........................................   25
         Borrowings ..................................................   25
         Subsidiaries ................................................   26
         Office Properties ...........................................   26
         Management ..................................................   26

II.  Description of Primary Market Area ..............................   27

III. Comparable Group Selection
         Introduction ................................................   33
         General Parameters
           Merger/Acquisition ........................................   34
           Mutual Holding Companies ..................................   35
           Trading Exchange ..........................................   36
           IPO Date ..................................................   36
           Geographic Location .......................................   36
           Asset Size ................................................   37
         Balance Sheet Parameters
           Introduction ..............................................   38
           Cash and Investments to Assets ............................   39
           Mortgage-Backed Securities to Assets ......................   39
           One- to Four-Family Loans to Assets .......................   40
           Total Net Loans to Assets .................................   40
           Total Net Loans and Mortgage-Backed Securities to Assets ..   40
           Borrowed Funds to Assets ..................................   41
           Equity to Assets ..........................................   42
         Performance Parameters
           Introduction ..............................................   42

                                                                   PAGE
                                                                   ----

III.  Comparable Group Selection (cont.)
         Performance Parameters (cont.)
           Return on Average Assets ........................        43
           Return on Average Equity ........................        43
           Net Interest Margin .............................        44
           Operating Expenses to Assets ....................        44
           Noninterest Income to Assets ....................        45
         Asset Quality Parameters
           Introduction ....................................        45
           Nonperforming Assets to Assets ..................        46
           Repossessed Assets to Assets ....................        46
           Allowance for Loan Losses to Assets .............        47
         The Comparable Group ..............................        47

IV.  Analysis of Financial Performance .....................        48

V.   Market Value Adjustments
         Earnings Performance ..............................        51
         Market Area .......................................        56
         Financial Condition ...............................        57
         Asset, Loan and Deposit Growth ....................        59
         Dividend Payments .................................        60
         Subscription Interest .............................        61
         Liquidity of Stock ................................        62
         Management ........................................        62
         Marketing of the Issue ............................        63

VI.  Valuation Methods .....................................        64
         Price to Book Value Method ........................        65
         Price to Earnings Method ..........................        66
         Price to Assets Method ............................        67
         Valuation Conclusion ..............................        69

                                LIST OF EXHIBITS


NUMERICAL                                                                  PAGE
EXHIBITS

  1         Balance Sheet - At June 30, 2000, and
              December 31, 1999 ....................................          70
  2         Balance Sheets - At December 31, 1995
              through 1998 .........................................          71
  3         Statement of Income - Six months ended
              June 30, 1999 and 2000, and
              Year Ended December 31, 1999 .........................          72
  4         Statements of Income - December 31,
              1995 through 1998 ....................................          73
  5         Selected Financial Information .........................          74
  6         Income and Expense Trends ..............................          75
  7         Normalized Earnings Trend ..............................          76
  8         Performance Indicators .................................          77
  9         Volume/Rate Analysis ...................................          79
 10         Yield and Cost Trends ..................................          80
 11         Net Portfolio Value ....................................          81
 12         Loan Portfolio Composition .............................          82
 13         Loan Maturity Schedule .................................          83
 14         Loan Originations and Purchases ........................          84
 15         Delinquent Loans .......................................          85
 16         Nonperforming Assets ...................................          86
 17         Classified Assets ......................................          87
 18         Allowance for Loan Losses ..............................          88
 19         Investment Portfolio Composition .......................          89
 20         Certificates by Maturity ...............................          90
 21         Deposit Activity .......................................          91
 22         Borrowed Funds Activity ................................          92
 23         Offices of Lawrence Federal Savings Bank ...............          93
 24         Management of the Bank .................................          94
 25         Key Demographic Data and Trends ........................          95
 26         Key Housing Data .......................................          96
 27         Major Sources of Employment ............................          97
 28         Unemployment Rates .....................................          98
 29         Market Share of Deposits ...............................          99
 30         National Interest Rates by Quarter .....................         100
 31         Thrift Stock Prices and Pricing Ratios .................         101
 32         Key Financial Data and Ratios ..........................         111
 33         Recently Converted Thrift Institutions .................         121
 34         Acquisitions and Pending Acquisitions ..................         122

NUMERICAL                                                                   PAGE
EXHIBITS



 35      Thrift Stock Prices and Pricing Ratios -
           Mutual Holding Companies ...................................      123
 36      Key Financial Data and Ratios -
           Mutual Holding Companies ...................................      124
 37      Balance Sheets Parameters -
           Comparable Group Selection .................................      125
 38      Operating Performance and Asset Quality Parameters -
           Comparable Group Selection .................................      128
 39      Balance Sheet Ratios -
           Final Comparable Group .....................................      132
 40      Operating Performance and Asset Quality Ratios
           Final Comparable Group .....................................      133
 41      Balance Sheet Totals - Final Comparable Group ................      134
 42      Balance Sheet - Asset Composition
           Most Recent Quarter ........................................      135
 43      Balance Sheet - Liability and Equity
           Most Recent Quarter ........................................      136
 44      Income and Expense Comparison
           Trailing Four Quarters .....................................      137
 45      Income and Expense Comparison as a Percent of
           Average Assets - Trailing Four Quarters ....................      138
 46      Yields, Costs and Earnings Ratios
           Trailing Four Quarters .....................................      139
 47      Dividends, Reserves and Supplemental Data ....................      140
 48      Valuation Analysis and Conclusions ...........................      141
 49      Market Pricings and Financial Ratios - Stock Prices
           Comparable Group ...........................................      142
 50      Pro Forma Minimum Valuation ..................................      143
 51      Pro Forma Mid-Point Valuation ................................      144
 52      Pro Forma Maximum Valuation ..................................      145
 53      Pro Forma Superrange Valuation ...............................      146
 54      Summary of Valuation Premium or Discount .....................      147

ALPHABETICAL EXHIBITS                                                       PAGE

 A       Background and Qualifications ................................      148
 B       RB 20 Certification ..........................................      152
 C       Affidavit of Independence ....................................      153

INTRODUCTION

         Keller & Company, Inc. is an independent appraisal firm for financial institutions, and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Lawrence Financial Holdings, Inc.. (the "Corporation"), a Maryland corporation, formed as a holding company to own all of the to-be- issued shares of common stock of Lawrence Federal Savings Bank ("Lawrence Federal" or the "Bank"), Ironton, Ohio. The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the Bank's conversion, there will be a simultaneous issuance of all the Bank's stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Muldoon, Murphy & Faucette, Washington, D.C.

         This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," in accordance with the OTS application requirements of Regulation ss.563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

         The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in non-control blocks.

         In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 1995 through 1999, as well as the financial statements for the six months ended June 30, 1999 and 2000, and discussed them with Lawrence Federal's management and with Lawrence Federal's independent auditors, Crowe, Chizek & Company LLP, Columbus, Ohio. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form S-1 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

         We have visited Lawrence Federal's home office and four branch offices and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary retail market area of Lawrence and Scioto Counties and analyzed the Bank's primary market area relative to Ohio and the United States. We have also examined the competitive market within which Lawrence Federal operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

         We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Lawrence Federal to those selected institutions.

         Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF LAWRENCE FEDERAL SAVINGS BANK

GENERAL

         Lawrence Federal Savings Bank was organized in 1919 as a state-chartered mutual savings and loan association, later becoming a federal chartered mutual savings and loan association and changing its name to Lawrence Federal Savings and Loan Association. Then in 1993, Lawrence Federal became a federal chartered mutual savings bank and changed its name to Lawrence Federal Savings Bank. Lawrence Federal conducts its business from its main office and drive-in facility in Ironton, Ohio and its four branch offices in Chesapeake, South Point, Proctorville and Wheelersburg. The Bank serves its customers from its five offices and drive-in facility. The Bank's primary retail market area is comprised of Lawrence and Scioto Counties where all of the Bank's facilities are located. The Bank's lending market extends into Boyd and Greenup Counties in Kentucky and Cabell County in West Virginia.

         Lawrence Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Lawrence Federal is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and is regulated by the OTS and by the FDIC. As of June 30, 2000, Lawrence Federal had assets of $113,865,000, deposits of $99,846,000 and equity of $8,112,000.

         Lawrence Federal is a community oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. Lawrence Federal has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 52.9 percent of its loan originations during the year ended December 31, 1999, and a lesser 26.0 percent of its loan originations during the six months ended June 30, 2000. Consumer loan originations represented a strong 33.0 percent and 59.9 percent of total originations for the same respective time periods. At June 30, 2000, 59.0 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a larger 69.7 percent at December 31, 1998, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances. The Bank is also an originator of multi-family loans, commercial real estate loans, interim construction loans, consumer loans and mobile home loans. Consumer loans include home equity loans, second mortgage loans, automobile loans, loans on savings accounts and other secured and unsecured personal loans.

         The Bank had $16.0 million, or a moderate 14.1 percent of its assets in cash and investments excluding FHLB stock which totaled $529,100 or 0.5 percent of assets. The Bank had no mortgage-backed and related securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank's lending and investment activities.

         The Bank's gross amount of stock to be sold in the subscription and community offering will be $6,500,000 or 650,000 shares at $10 per share based on the midpoint of the appraised value of $6.5 million, with net conversion proceeds of $5,930,000 reflecting conversion expenses of approximately $570,000. The actual cash proceeds to the Bank will be $3.0 million representing fifty percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued or 52,000 shares at $10 per share, representing $520,000. The Bank's net proceeds will be invested in adjustable-rate mortgage loans, consumer loans and mobile home loans over time and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its fifty percent of the proceeds to fund the ESOP and to invest in short-and intermediate-term government or federal agency securities.

         Lawrence Federal has seen a moderate deposit increase over the past five fiscal years with deposits increasing 22.2 percent from December 31, 1995 to December 31, 1999, or an average of 5.6 percent per year. From December 31, 1999, to June 30, 2000, deposits increased by 10.6 percent or 21.1 percent, annualized, compared to a 2.0 percent growth rate in fiscal 1999. The Bank has focused on increasing its residential real estate loan and consumer loan portfolios during the past five years, monitoring its net interest margin and earnings and maintaining its equity to assets ratio. Equity to assets increased slightly from 7.56 percent of assets at December 31, 1995, to 7.57 percent at December 31, 1999, and then decreased to 7.23 percent at June 30, 2000, due to higher growth.

         Lawrence Federal's primary lending strategy has been to focus on the origination of fixed rate one-to four-family loans, the origination of mobile home loans and the origination of consumer loans primarily automobile loans.

         Lawrence Federal's share of one- to four-family mortgage loans has decreased moderately, from 69.7 percent of gross loans at December 31, 1998, to
59.0 percent as of June 30, 2000. Commercial real estate loans and multi-family loans combined increased from 5.3 percent to 8.6 percent from December 31, 1998, to June 30, 2000. All types of mortgage loans as a group decreased moderately from 75.7 percent of gross loans in 1998 to 68.1 percent at June 30, 2000. The decrease in mortgage loans was offset by the Bank's increase in consumer loans. Mobile home loans remained stable, increasing from 14.9 percent of loans in 1998 to 15.0 percent of loans at June 30, 2000. The Bank's share of consumer loans witnessed an increase in their share of loans from 9.4 percent at December 31, 1998, to 16.9 percent at June 30, 2000, and the level of consumer loans increased from $6.6 million to $15.0 million due primarily to growth in automobile loans.

         Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank's continued higher level of higher risk consumer loans. At December 31, 1998, Lawrence Federal had $536,000 in its loan loss allowance or 0.77 percent of gross loans and 109.8 percent of nonperforming assets, which increased to $626,000 and represented a lower 0.71 percent of gross loans and 90.7 percent of nonperforming assets at June 30, 2000.

         Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Bank's net interest margin without undertaking excessive credit risk combined with reducing the Bank's interest risk position.

PERFORMANCE OVERVIEW

         Lawrence Federal's financial position at year end December 31, 1997 through December 31, 1999, and at June 30, 2000, is highlighted through the use of selected financial data in Exhibit 5. Lawrence Federal has focused on maintaining its equity and overall earnings, increasing its loan levels, increasing investment securities, increasing deposits, and strengthening its net interest margin. Lawrence Federal has experienced a stronger increase in assets from 1997 to 1999 with a stronger increase in deposits, a moderate rise in FHLB advances and a rise in equity over the past three fiscal years. Such a rise in assets was the result of increases in investment securities from 1997 to 1998 and loans from 1997 to 1999.

         Lawrence Federal witnessed a total increase in assets of $14.9 million or 17.0 percent for the period of December 31, 1997, to December 31, 1999, representing an average annual increase in assets of 8.5 percent. For the year ended December 31, 1999, assets increased $6.5 million or 6.8 percent. For the six months ended June 30, 2000, the Bank's assets increased $10.9 million or
10.6 percent. Over the past three fiscal periods, the Bank experienced its largest dollar rise in assets of $8.4 million in fiscal year 1998, which represented a strong 9.6 percent increase in assets funded by a rise in deposits of $7.7 million. This increase in assets was succeeded by a $6.5 million or 6.8 percent increase in assets in fiscal year 1999. The strongest rise in assets was $10.9 million or 10.6 percent for the six months ended June 30, 2000.

         The Bank's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $63.2 million at December 31, 1997, to $90.6 million at June 30, 2000, and represented a total increase of $27.4 million, or
43.4 percent. The average annual increase during that period was 17.34 percent. That increase was primarily the result of higher levels of consumer loans. For the year ended December 31, 1999, loans increased $8.4 million or 12.0 percent. For the six months ended June 30, 2000, net loans increased $11.8 million or
14.9 percent representing 29.8 percent, annualized.

         Lawrence Federal has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans. The Bank's competitive rates for savings in its local market in conjunction with its focus on service and a larger network of offices have been the sources for attracting retail deposits. Deposits increased 11.8 percent from 1997 to 1999, with an average annual rate of increase of 5.9 percent from December 31, 1997, to December 31, 1999. For the six months ended June 30, 2000, deposits increased by $9.5 million or 10.6 percent, annualized to 21.2 percent. The Bank's strongest fiscal year deposit growth was in 1998, when deposits increased $7.7 million or a relatively strong
9.6 percent. The Bank's FHLB advances increased from zero at December 31, 1997 to $4.0 million at June 30, 2000, representing a total increase of $4.0 million.

         Lawrence Federal has been able to increase its equity level each fiscal year from 1997 through 1999 and in the six months ended June 30, 2000. At December 31, 1997, the Bank had equity of $7.0 million representing a 7.98 percent equity to assets ratio and then increasing to $7.8 million at December 31, 1999, but representing a lower 7.57 percent equity to assets ratio due to the Bank's strong growth. At June 30, 2000, equity was a higher $8.1 million but a lower 7.12 percent of assets due to the Bank's continued growth. The overall decrease in the equity to assets ratio from 1997 to 1999 is the result of the Bank's stable yet moderate earnings performance impacted by the Bank's strong growth in assets. Equity increased 10.9 percent from December 31, 1997, to December 31, 1999, representing an average annual increase of 5.5 percent and increased 4.1 percent for the six months ended June 30, 2000, or 8.2 percent, annually.

INCOME AND EXPENSE

         Exhibit 6 presents selected operating data for Lawrence Federal, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1997 through 1999 and for the six months ended June 30, 1999 and 2000.

         Lawrence Federal has witnessed an overall increase in its dollar level of interest income from December 31, 1997, through December 31, 1999, due to the Bank's growth in assets, primarily loans. Interest income ranged from a low of $6.0 million in 1997 to a high of $6.9 million in 1999. This overall trend was a combination of an increase of $394,000 or 6.6 percent from 1997 to 1998, followed by an increase of $598,000 or 9.4 percent from 1998 to 1999. For the six months ended June 30, 2000, interest income was $3.7 million, compared to a lower $3.4 million for the six months ended June 30, 1999, a continuation of the fiscal 1999 increase. The overall increase in interest income was due primarily to the Bank's increase in the size of its loan portfolio.

         The Bank's interest expense experienced a similar trend with an overall increase from fiscal year 1997 to 1999. Interest expense increased $254,000 or
7.2 percent, from 1997 to 1998, compared to a larger dollar increase in interest income of $394,000 but a smaller 6.6 percent increase, for the same time period. Interest expense then increased $276,000 or 7.3 percent from 1998 to 1999, compared to an increase in interest income of $598,000 or 9.4 percent. Such increase in interest income in 1999, notwithstanding the increase in interest expense, resulted in a moderate dollar increase in annual net interest income of $322,000 or 12.5 percent for the fiscal year ended December 31, 1999, and a modest increase in net interest margin. Net interest income increased from $2,428,000 in 1997, to $2,890,000 in 1999. For the six months ended June 30,
2000, Lawrence Federal's actual net interest income was $1,551,000 or $3.1 million, annualized, which was moderately higher than the $1,359,000 for the six months ended June 30, 1999, or $2.7 million, annualized.

         The Bank has made provisions for loan losses in each of the past three fiscal years of 1997 through 1999 and also in the six months ended June 30, 2000. The amounts of those provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, repossessed assets, the Bank's rise in lending activity, and industry norms. The loan loss provisions were $120,000 in 1997, 1998 and 1999 and $60,000 in the six months ended June 30, 2000. The impact of these loan loss provisions has been to provide Lawrence Federal with a general valuation allowance of $626,000 at June 30, 2000, or 0.69 percent of gross loans and 90.7 percent of nonperforming assets.

         Total other income or noninterest income indicated a rising trend in fiscal years 1997 to 1999. The highest level of noninterest income was in fiscal year 1999 at $426,000 or 0.41 percent of assets including only $1,735 in gains on the sale of securities. The lowest level at $256,000 was in 1997, representing 0.29 percent of assets. The average noninterest income level for the past three fiscal years was $361,000 or a 0.37 percent of average assets. In the six months ended June 30, 2000, noninterest income was $233,000 or 0.42 percent of assets on an annualized basis. Noninterest income consists primarily of service charges, fees and other income.

         The Bank's general and administrative expenses or noninterest expenses increased from $1,717,000 for the fiscal year of 1997 to $2,402,000 for the fiscal year ended December 31, 1999. The dollar increase in noninterest expenses was $685,000 from 1997 to 1999, representing an average annual increase of $342,500 or 19.9 percent. The larger average annual increase in other expenses was due primarily to the Bank's opening of a new branch in 1998 combined with the normal rise in overhead expenses. On a percent of average assets basis, operating expenses increased from 2.02 percent of average assets for the fiscal year ended December 31, 1997, to 2.74 percent for the fiscal year ended December 31, 1999. For the six months ended June 30, 2000, Lawrence Federal's ratio of operating expenses to average assets was a lower 2.46 percent.

         The net earnings position of Lawrence Federal has indicated profitable performance in each of the past three fiscal years ended December 31, 1997 through 1999, and for the six months ended June 30, 2000. The annual net income figures for the past three fiscal years of 1997, 1998 and 1999 have been $585,000, $576,000, and $544,000, representing returns on average assets of 0.69 percent, 0.63 percent and 0.54 percent, respectively. For the six months ended June 30, 2000, net earnings were $297,000, representing an annualized return on average assets of 0.57 percent.

         Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 1998 and 1999 and for the twelve months ended June 30, 2000. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments to income or expenses during any of the three periods.

         The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets decreased from
0.69 percent in fiscal year 1997 to 0.63 percent in fiscal year 1998, and then down to 0.54 percent in 1999. It was a slightly higher level for the six months ended June 30, 2000, of 0.57 percent, annualized, due primarily to the Bank's higher net interest margin.

         The Bank's average net interest rate spread decreased from 3.11 percent in fiscal year 1997 to 3.01 percent in fiscal year 1998, then increased to 3.21 percent in 1999. For the six months ended June 30, 2000, net interest spread was a still higher 3.27 percent, annualized. The Bank's net interest margin indicated a more stable overall trend, decreasing from 3.11 percent in fiscal year 1997 to 3.09 percent in fiscal year 1998, then increasing to 3.18 percent in fiscal 1999, and then increasing to 3.26 percent for the six months ended June 30, 2000, annualized. Lawrence Federal's average net interest rate spread decreased 10 basis points in 1998 to 3.01 percent from 3.11 percent in 1997 and then increased 20 basis points in 1999 to

3.21 percent. The Bank's net interest margin followed a less volatile trend, decreasing 2 basis points to 3.09 percent in 1998 and then increasing 9 basis points to 3.18 percent in 1999. For the six months ended June 30, 2000, Lawrence Federal's annualized net interest spread increased 6 basis points to 3.27 percent, and its net interest margin increased 8 basis points and was a similar
3.26 percent.

         The Bank's return on average equity decreased from 1997 to 1999. The return on average equity decreased from 8.52 percent in 1997 to 6.93 percent in fiscal year 1999. For the six months ended June 30, 2000, return on average equity was a higher 7.46 percent, annualized, due to the Bank's higher net interest margin resulting in higher earnings.

         Lawrence Federal's ratio of interest-earning assets to interest-bearing liabilities decreased slightly from 100.2 percent at December 31, 1997, to 99.3 percent at December 31, 1999, and then to a higher 99.6 percent at June 30, 2000. The Bank's lower ratio of interest- earning assets to interest-bearing liabilities is primarily the result of the Bank's higher level of fixed assets.

         The Bank's ratio of non-interest expenses to average assets increased from 2.02 percent in fiscal year 1997 to a higher 2.38 percent in fiscal year 1999, due to increases in normal overhead and the impact of opening a new branch in late 1998. For the six months ended June 30, 2000, noninterest expenses to assets increased to 2.46 percent. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.0 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 64.7 percent in 1997 to 72.5 percent in 1999. The ratio then remained at 72.5 percent for the six months ended June 30, 2000.

         Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Lawrence Federal witnessed a decrease in its nonperforming asset ratio from 1997 to 1999, and the ratio decreased from higher than the industry to similar to the industry norm. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Lawrence Federal's nonperforming assets consist of all of those items except real estate owned. The ratio of nonperforming assets to total assets was
0.85 percent at December 31, 1997, and decreased to 0.61 percent at December 31, 1999. At June 30, 2000, Lawrence Federal's ratio of nonperforming assets to total assets increased slightly to 0.62 percent.

         The Bank's allowance for loan losses was 0.81 percent of loans at December 31, 1997, and decreased to 0.76 percent at December 31, 1999, and then decreased to 0.71 percent at June 30, 2000, with the decrease due to the Bank's strong growth in assets. As a percentage of nonperforming loans, Lawrence Federal's allowance for loan losses was 80.9 percent in 1997 and 205.9 percent in 1999. At June 30, 2000, the ratio decreased to 175.8 percent, reflective of an increase in nonperforming assets.

         Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 1999 and for the six months ended June 30, 2000. In fiscal year 1999, net interest income increased $322,000, due to an increase in interest income of $598,000 reduced by a $276,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $599,000 reduced by a decrease due to rate of $1,000. The increase in interest expense was due to an increase due to volume of $428,000 reduced by a decrease due to a change in rate of $152,000.

         For the six months ended June 30, 2000, compared to the six months ended June 30, 1999, net interest income increased $193,000 due to a $340,000 increase in interest income reduced by a $147,000 increase in interest expense. The increase in interest income was due to a $236,000 increase due to volume accented by a $104,000 increase due to rate. The rise in interest expense was the result of an increase due to volume of $114,000 accented by an increase due to rate of $33,000.


YIELDS AND COSTS

         The overview of yield and cost trends for the years ended December 31, 1998 and 1999, for the six months ended June 30, 1999 and 2000, and at June 30, 2000, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest- bearing liabilities.

         Lawrence Federal's weighted average yield on its loan portfolio increased 4 basis points from fiscal year 1998 to 1999, from 8.11 percent to
8.15 percent, and then increased 1 basis point to 8.16 percent for the six months ended June 30, 2000, compared to a lower 8.03 percent for the six months ended June 30, 1999. The yield on securities decreased 14 basis points from 5.69 percent in 1998 to 5.55 percent in fiscal year 1999 and then increased 57 basis points to 6.12 percent for the six months ended June 30, 2000, compared to a lower 5.52 percent for the six months ended June 30, 1999. The yield on interest-bearing deposits decreased 49 basis points from fiscal year 1998 to 1999, from 5.73 percent to 5.24 percent and then increased another 54 basis points to 5.78 percent for the six months ended June 30, 2000, compared to a lower 5.10 percent for the six months ended June 30, 1999. The combined weighted average yield on all interest-earning assets increased 2 basis points to 7.65 percent from 1998 to 1999, reflecting the Bank's higher yield on loans. The yield on interest-earning assets for the six months ended June 30, 2000, was a still higher 7.84 percent, compared to a much lower 7.47 percent for the six months ended June 30, 1999.

         Lawrence Federal's weighted average cost of interest-bearing liabilities decreased 18 basis points to 4.44 percent from fiscal year 1998 to 1999, which was less than the Bank's 2 basis point increase in yield, resulting in an increase in the Bank's interest rate spread of 20 basis points from 3.01 percent to 3.21 percent from 1998 to 1999. For the six months ended

June 30, 2000, the Bank's cost of funds increased 13 basis points to 4.57 percent, compared to a 19 basis point increase in yield on interest-earning assets, resulting in a higher net interest rate spread by 6 basis points to 3.27 percent compared to 3.00 percent for the six months ended June 30, 1999. The Bank's net interest margin increased from 3.09 percent in fiscal year 1998 to
3.18 percent in fiscal year 1999. The Bank's net interest margin for the six months ended June 30, 2000, increased to 3.26 percent compared to a lower 3.00 percent for the six months ended June 30, 1999.


INTEREST RATE SENSITIVITY

         Lawrence Federal has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Lawrence Federal has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value ("NPV") as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in NPV or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the 1990's to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Lawrence Federal has responded to the interest rate sensitivity issue by originating adjustable-rate mortgage loans, short term consumer loans and maintaining a higher available-for-sale investment portfolio.

         The Bank measures its interest rate risk through the use of the calculation of its NPV of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, as well as the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Bank's interest rate risk exposure.

         There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

         Exhibit 11 provides the Bank's NPV as of June 30, 2000, and the change in the Bank's NPV under rising and declining interest rates. Such calculations are provided by the OTS, and the focus of this exposure table is a 200 basis points change in interest rates either up or down to reflect the Bank's post shock NPV ratio as defined by OTS.

         The Bank's change in its NPV at June 30, 2000, based on a rise in interest rates of 200 basis points was a 56.0 percent decrease, representing a dollar decrease in equity value of $3,544,000. In contrast, based on a decline in interest rates of 200 basis points, the Bank's NPV was estimated to increase
44.0 percent or $2,753,000 at June 30, 2000. The Bank's exposure  decreases to a
28.0 percent decrease under a 100 basis point instantaneous rise in rates, and the NPV is estimated to increase 24.0 percent based on a 100 basis point decrease in rates.

         The Bank's post shock NPV ratio is 2.53 percent based on a 200 basis point rise in rates and 7.79 percent based on a 200 basis point decrease in rates. The Bank's sensitivity measure is a negative 306 basis points based on a 200 basis point instantaneous increase in rates. The Bank's interest rate risk level is a high risk position due primarily to the Bank's lower equity to assets ratio.

         The Bank is aware of its high interest rate risk exposure under rapidly rising rates. Due to Lawrence Federal's recognition of the need to control its interest rate exposure, the Bank has focused on being more active in the origination of shorter term consumer loans and plans to continue this lending strategy combined with selling its fixed-rate mortgage loans in the future.

LENDING ACTIVITIES

         Lawrence Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, mobile home loans and consumer loans. Exhibit 12 provides a summary of Lawrence Federal's loan portfolio, by loan type, at December 31, 1998 and 1999, and at June 30, 2000.

         Residential loans secured by one- to four-family dwellings was the primary loan type representing 59.0 percent of the Bank's gross loans as of June 30, 2000. This share has seen a moderate decrease from 69.7 percent at December 31, 1998. The second largest real estate loan type as of June 30, 2000, was multi-family and commercial real estate loans, which comprised a moderate 8.6 percent of gross loans compared to 5.3 percent as of December 31, 1998. The third key real estate loan type was other real estate loans, which represented
0.5 percent of gross loans as of June 30,  2000,  compared to a slightly  higher
0.7 percent at December 31, 1998. These three real estate loan categories represented 68.1 percent of gross loans at June 30, 2000, compared to a larger
75.7 percent of gross loans at December 31, 1998.

         Mobile home loans represent a relatively large loan category for Lawrence Federal. Mobile home loans totaled $13.3 million and represented 15.0 percent of gross loans at June 30, 2000, compared to a similar 14.9 at December 31, 1998. The Bank has been actively involved in mobile home lending for many years with the emphasis on mobile home lending partially reflective of the characteristics of the market area.

         The consumer loan category was the remaining loan type at June 30, 2000, and represented a strong 16.9 percent of gross loans compared to 9.4 percent at December 31, 1998. Consumer loans were the second largest overall loan type, at June 30, 2000, and the third largest loan type in 1998. The Bank originates second mortgage loans, automobile loans, savings account loans and secured and unsecured personal loans. The overall mix of loans has witnessed moderate changes from fiscal year-end 1998 to June 30, 2000, with the Bank having decreased its share of one- to four-family loans to offset its increases in multi-family and commercial real estate loans and consumer loans, primarily automobile loans.

         The emphasis of Lawrence Federal's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Lawrence Federal's primary market area, which includes Lawrence and Scioto Counties. The Bank's lending market also extends into Boyd and Greenup Counties in Kentucky and Cabell County in West Virginia. At June 30, 2000, 59.0 percent of Lawrence Federal's gross loans consisted of loans secured by one- to four-family residential properties.

         The Bank offers an adjustable-rate mortgage loan, ("ARMs") with an adjustment period of one year. The interest rates on ARMs are generally indexed to the Federal Housing Finance Board's national average mortgage contract rate for major lenders on the purchase of previously occupied homes. One year ARMs have a maximum rate adjustment of 1.0 percent at each adjustment period and 5.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index. The Bank retains all ARMs which it originates, and ARMs are generally not convertible to fixed-rate loans. Lawrence Federal's ARMs normally include a prepayment penalty if the loan is paid off within three years. The majority of ARMs have terms of 15 to 25 years with a maximum term of 30 years.

         The Bank's primary mortgage loan product is fixed-rate mortgage loans with approximately 75.0 percent of Lawrence Federal's mortgage loans being fixed-rate loans. The Bank has historically retained all of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years, however, most mortgage loans have actual terms of 20 years or less. Most of the Bank's mortgage loans conform to Fannie Mae and Freddie Mac underwriting standards, even though Lawrence Federal has not sold any mortgage loans in recent years.

         The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 90 percent at Lawrence Federal, even though the Bank is permitted to make loans up to a 97 percent loan-to-value ratio. The Bank does make loans up to 90 percent of loan-to-value and does not require credit life insurance for the amount in excess of the 80.0 percent loan-to-value ratio but does impose a higher interest rate on the loan. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

         Lawrence Federal has also been an originator of commercial real estate loans and multi- family loans in the past. The Bank will continue to make multi-family and commercial real estate loans. The Bank had a total of $7.6 million in commercial real estate and multi-family loans at June 30, 2000, or
8.6 percent of gross loans, compared to $3.6 million or 5.3 percent of gross loans at December 31, 1998. The major portion of commercial real estate loans are secured by small retail establishments, local churches, small office buildings, and other commercial properties. Most of the multi-family and commercial real estate loans are fully amortizing with a term of ten years. The maximum loan-to-value ratio is normally 70 percent.

         The  Bank  also  originates   construction  loans  to  individuals  for
residential construction of their principal residence. Lawrence Federal's construction loans are structured as permanent mortgage loans.

         Lawrence Federal has been very active in consumer lending. Consumer loans originated consist primarily of automobile loans which represented a total of $7.5 million or 50.0 percent of consumer loans at June 30, 2000, up from $1.8 million or 19.1 percent of consumer loans in 1998. Total consumer loans were $15.0 million or 16.9 percent of gross loans at June 30, 2000, and a lesser $6.6 million or 9.4 percent of gross loans in 1998. Lawrence Federal began to make indirect automobile loans in April 2000. Lawrence Federal makes automobile loans only to borrowers who have higher credit ratings and does not make automobile loans that would be considered sub-prime.

         Exhibit 13 provides a loan maturity schedule and breakdown and summary of Lawrence Federal's fixed- and adjustable-rate loans, indicating a strong majority of fixed-rate loans. At June 30, 2000, 80.7 percent of the Bank's total loans were fixed-rate and 19.3 percent were adjustable-rate. The Bank has a higher 16.2 percent of its loans at June 30, 2000, due in 5 years or less with another 35.5 percent due in 5 to 15 years.

         As indicated in Exhibit 14, Lawrence Federal experienced a minimal change in its one- to four-family loan originations and total loan originations from fiscal year 1998 to 1999. Total loan originations in fiscal year 1999 were $29.2 million compared to $29.7 million in fiscal year 1998, reflective of a slightly lower level of one-to four-family loans offset by higher levels of consumer loans and mobile home loans. The decrease in one- to four-family residential loan originations from 1998 to 1999 of $690,000 constituted 134.8 percent of the $512,000 aggregate decrease in total loan originations from 1998 to 1999, with consumer loans increasing $176,000 and mobile home loans increasing $565,000. Multi-family and commercial real estate loans decreased $438,000 from 1998 to 1999. Loan originations for the six months ended June 30, 2000, were $21.4 million, representing a stronger $42.8 million on an annualized basis and indicating a continuation in loan origination activity. Loan originations on one- to four-family residences represented 52.9 percent of total loan originations in fiscal year 1998, and 54.3 percent in fiscal year 1999. One- to four-family loan originations decreased to 26.0 percent of total loan originations for the six months ended June 30, 2000. Consumer loans represented
31.8 percent of total loan originations in 1998 and a similar 33.0 percent in 1999. For the six months ended June 30, 2000, these loans represented a stronger
59.9 percent of total originations. Mobile home loans represented 11.6 percent of total loan originations in 1998 and a higher 13.8 percent in 1999. For the six months ended June 30, 2000, mobile home loans represented a similar 14.1 percent of total loan originations.

         Overall, loan originations exceeded principal payments, loans sales, loan repayments and other deductions in fiscal 1998 by $7.4 million and then exceeded reductions by a similar $8.1 million in 1999. For the six months ended June 30, 2000, loan originations exceeded reductions by a strong $11.3 million or $22.6 million, annualized.

NONPERFORMING ASSETS

         Lawrence Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions  throughout  many  regions of the  country.  A number of  financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Lawrence Federal has not been faced with such problems in the past and has made a concerted effort to control its nonperforming assets, recognizing the depressed nature of its local economy, and has been successful.

         Exhibit 15 provides a summary of Lawrence Federal's delinquent loans at December 31, 1998 and 1999 and at June 30, 2000, indicating a lower level of delinquent loans since 1998. The Bank had $364,000 or 0.41 percent of gross loans delinquent 90 days or more at June 30, 2000, with $178,000 in single-family loans and $155,000 in mobile home loans. Loans delinquent 60 to 89 days totaled $226,000 at June 30, 2000, or 0.25 percent of gross loans with none in one-to four-family loans and $187,000 in mobile home loans. At June 30, 2000, delinquent loans of 60 days or more totaled $590,000 or 0.66 percent of gross loans compared to $825,000 or 1.19 percent of gross loans at December 31, 1998.

         Lawrence Federal's board reviews all loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a non-accrual status, and at that point in time the Bank pursues foreclosure procedures.

         Exhibit 16 provides a summary of Lawrence Federal's nonperforming assets at June 30, 2000, and at December 31, 1998 and 1999. Nonperforming assets consist of loans 90 days or more past due and repossessed assets which represent mobile homes for Lawrence Federal. The Bank had no real estate owned. The Bank historically has carried a moderate level of nonperforming assets. Lawrence Federal's level of nonperforming assets ranged from a high dollar amount of $690,000 or 0.61 percent of total assets at June 30, 2000, to a low dollar amount of $488,000 or 0.51 percent of assets at December 31, 1998. The Bank's nonperforming assets totaled $628,000 at December 31, 1999, representing 0.61 percent of assets and 0.80 percent of loans.

         Lawrence Federal's level of nonperforming assets was similar to its level of classified assets. The Bank's level of classified assets was $709,000 or 0.63 percent of assets at June 30, 2000 (reference Exhibit 17). The Bank's classified assets consisted of $701,000 in substandard assets, with $8,000 classified as doubtful and none classified as loss.

         Exhibit 18 shows Lawrence Federal's allowance for loan losses at June 30, 2000, and for fiscal years ended 1998 through 1999, indicating the activity and the resultant balances. Lawrence Federal has witnessed a moderate increase in its balance of allowance for loan losses from $536,000 in 1998 to $589,000 in 1999. The balance in allowance for loan losses then increased further to $626,000 at June 30, 2000, with provisions of $120,000 in 1998 and 1999, and
$60,000 in the first six months ended June 30, 2000. The Bank had net charge-offs of $85,000 in 1998, $67,000 in 1999, and $23,000 for the six months ended June 30, 2000. The Bank's ratio of allowance for loan losses to gross loans was 0.77 percent at December 31, 1998, and a slightly lower 0.76 percent at December 31, 1999. The allowance for loan losses to gross loans decreased to
0.71 percent of loans at June 30, 2000, due to the Bank's strong increase in loans. Allowance for loan losses to nonperforming loans was 188.0 percent at December 31, 1998, and a lower 175.8 percent at June 30, 2000, reflecting the moderate increase in allowance for loan losses.

INVESTMENTS

         The investment and securities portfolio, excluding interest-bearing deposits and FHLB stock of Lawrence Federal, has been comprised of federal agency securities, U.S. treasury securities and equity securities. Exhibit 19 provides a summary of Lawrence Federal's investment portfolio at December 31, 1998 and 1999, and at June 30, 2000, excluding FHLB stock. Investment securities totaled $12.3 million at June 30, 2000, compared to $12.2 million at December 31, 1999, and $12.8 million at December 31, 1998, with all of the securities available-for-sale. The primary component of investment securities at June 30, 2000, was U.S. government securities, representing 87.4 percent of investments compared to 79.8 percent at December 31, 1998. The Bank also had interest-bearing deposits totaling $364,286 at June 30, 2000, and a larger $2.5 million at December 31, 1998. The Bank had $529,100 in FHLB stock at June 30, 2000, and a lesser $461,800 at December 31, 1998. The weighted average yield on investment securities was 6.12 percent and 5.78 percent for interest-bearing deposits for the six months ended June 30, 2000.

DEPOSIT ACTIVITIES

         The change in the mix of certificates by rate from December 31, 1998, to June 30, 2000, is provided in Exhibit 20. There has been a moderate change in both total deposits and in the deposit mix during this period. Total deposits have increased from $88.5 million at December 31, 1998, to $99.8 million at June 30, 2000, representing an increase of $11.3 million. Certificates of deposit have increased from $53.4 million at December 31, 1998, to $67.8 million at June 30, 2000, representing an increase of $14.4 million, while passbook NOW, MMDA and noninterest-bearing deposits have decreased from $35.1 million at December 31, 1998, to $32.0 million at June 30, 2000.

         Certificates of deposit witnessed an increase in their share of average deposits, rising from a normal 60.3 percent of deposits at December 31, 1998, to a higher 67.9 percent of deposits at June 30, 2000. This increase is similar to the industry norm of a rise in the share of certificates. The major component of certificates had rates between 6.01 percent and 7.00 percent and represented 52.7 percent of certificates at June 30, 2000. At December 31, 1998, the major component of certificates was the 5.01 percent to
6.00 percent category with a stronger 70.1 percent of certificates. The category witnessing the strongest growth from December 31, 1998, to June 30, 2000, was certificates with rates between 6.01 percent and 7.0 percent, which increased $28.6 million during this time period. This increase was partially the result of a decrease in the certificates with rates between 5.01 percent and 6.0 percent, which declined $13.9 million.

         Exhibit 21 shows the Bank's deposit activity for the two years ended December 31, 1998 and 1999, and for the six months ended June 30, 1999 and 2000. Excluding interest credited, Lawrence Federal experienced net increases in deposits in fiscal year 1998 and for the six months ended June 30, 1999 and 2000. Including interest credited, there was a net increase in deposits in each of the periods. In fiscal year 1998, a net increase in deposits of $7.9 million resulted in a 9.8 percent increase in deposits including interest credited and in 1999, there was a net increase of $1.8 million or 2.0 percent. For the six months ended June 30, 2000, a net increase in deposits of $9.5 million produced a net rise of 10.5 percent, or 21.0 percent, annualized.


BORROWINGS

         Lawrence Federal has made periodic use of FHLB advances from December 31, 1998 to June 30, 2000. The Bank had $4.0 million in FHLB advances at June 30, 2000, with an average rate of 6.28 percent compared to a similar $4.5 million at December 31, 1999, with an average rate of 5.64 percent. FHLB advances represented 3.6 percent of assets at June 30, 2000, compared to 4.4 percent at December 31, 1999.

SUBSIDIARIES

         Lawrence Federal had one wholly-owned subsidiary at June 30, 2000, Lawrence Financial Services Corp. The Bank's investment in its subsidiary is $50,000 or 0.04 percent of assets. The purpose of the subsidiary is to hold real property for investment purposes.


OFFICE PROPERTIES

         Lawrence Federal had five full service offices at June 30, 2000, located in Ironton, Chesapeake, South Point, Proctorville and Wheelersburg (reference Exhibit 23). Lawrence Federal owns all of its offices. The Bank also has a multi-lane drive through facility across the street from its home office. The Bank's investment in its office premises totaled $2.0 million or 1.78 percent of assets at June 30, 2000, and the Bank's investment in fixed assets was $3.5 million or 3.1 percent at June 30, 2000.


MANAGEMENT

         The president, chief executive officer, and managing officer of Lawrence Federal is Jack L. Blair, who is also a director. Mr. Blair joined the Bank in 1994 as Executive Vice President and Chief Executive Officer. He became President of the Bank in 1996 and was appointed a director in 2000. Mary C. Kratzenberg is vice president and secretary-treasurer. She has served as secretary-treasurer since 1996 and joined the Bank in 1977. Mark R. Potter is vice president of mortgage lending and has been employed in this position since 1990. Ms. Carey B. Dunfree is controller of the Bank and has served in this position since joining the Bank in 1994.

II. DESCRIPTION OF PRIMARY MARKET AREA

         Lawrence Federal's primary retail market area encompasses all of Lawrence County and Scioto County, Ohio ("primary market area") where the Bank's offices are located, and the Bank's lending market extends into five counties in the tri-state area of Ohio, Kentucky and West Virginia. The Bank's five county lending market includes Lawrence and Scioto Counties in Ohio, Boyd and Greenup Counties in Kentucky and Cabell County, West Virginia. The Bank has four offices in Lawrence County and one office in Scioto County, resulting in six offices. The four Lawrence County offices are located in Ironton, South Point, Chesapeake and Proctorville, and the Scioto County office is located in Wheelersburg.

         The primary market area is characterized by a much lower than average level of income and a lower housing value when compared to Ohio and the United States. In addition, unemployment rates in Lawrence and Scioto Counties have been much higher than Ohio and national unemployment rates. Lawrence County's and Scioto County's unemployment rates have decreased until recently when Lawrence County's unemployment rate has increased due to numerous plant closures. Each of the primary market area county's unemployment rate has been measurably higher than Ohio's unemployment rates. The primary market area's strongest employment categories are the services industry, the wholesale/retail trade industry and the manufacturing industry.

           Exhibit 25 provides a summary of key demographic data and trends for the primary market area, Lawrence and Scioto Counties, Ohio and the United States. Overall, from 1990 to 1999, population increased in Lawrence County as well as in Ohio and the United States, but decreased in Scioto County. The population increased by 1.8 percent for the primary market area, by 4.4 percent in Lawrence County, 3.7 percent in Ohio and 9.7 percent in the United States while decreasing slightly, by 0.2 percent, in Scioto County from 1990 to 1999. Future population projections indicate that population will continue to increase in Lawrence County through the year 2004 but decrease 1.4 percent in Scioto County, increase 1.1 percent in Ohio and increase 4.7 percent in the United States.

         Consistent with its modestly rising trend in population, Lawrence County witnessed an increase in households (families) of 7.0 percent from 1990 to 1999. During that same time period, the number of households decreased in Scioto County by 0.1 percent, increased 3.0 percent in the primary market area, increased by 5.8 percent in Ohio and increased 11.4 percent in the United States. By the year 2004, Lawrence County's households are projected to continue to increase by 2.8 percent, while the number of households are expected to increase by 3.8 percent in Scioto County, by 2.3 percent in Ohio and by 5.6 percent in the United States.

         In 1990, the per capita income in the primary market area and Lawrence and Scioto Counties was lower than the per capita income in Ohio and the United States. The primary market area had a 1990 per capita income of $9,460, Lawrence County had a 1990 per capita income of $9,666, and Scioto County's per capita income was $9,253, compared to a higher $13,461 in Ohio and the United States at $12,313. From 1990 to 1999, per capita income increased in all areas, with the United States having the greatest percent increase. The primary market area's per capita income increased from 1990 to 1999 by 40.3 percent to $13,276, by only 25.5 percent in Lawrence County to $12,131 and by 55.8 percent in Scioto County to $14,420. Ohio's per capita income increased by 40.5 percent to a higher $18,906. Per capita income in the United States also increased by a larger 67.0 percent to a much higher $20,566.

         The 1990 median household income in the primary market area of $18,525 was much lower than the median household income in Ohio and the United States. Lawrence County had a 1990 median household income of $19,454, which was higher than Scioto County's median household income of $17,595, but lower than Ohio's median household income of $28,706 and the United States' median household income of $28,525. From 1990 to 1999, median household income increased in all areas, with Scioto County indicating the highest rate of increase, and Lawrence County the lowest. Median household income increased by 40.1 percent to $25,959 in the primary market area, by 28.6 percent to $25,011 in Lawrence County, by
52.9 percent to $26,907 in Scioto County, compared to a 32.1 percent increase to

$37,907 in Ohio and a 39.6 percent increase to $39,831 in the United States. From 1999 to 2004, median household income is projected to increase by 17.5 percent in the primary market area, by 14.0 percent in Lawrence County, by 20.8 percent in Scioto County, while increasing by 16.0 percent in Ohio and 18.3 percent in the United States. Based on those rates of increase, by 2004, median household income is expected to be $30,513 in the primary market area, $28,519 in Lawrence County, $32,506 in Scioto County, $43,979 in Ohio, and $47,113 in the United States.

         Exhibit 26 provides a summary of key housing data for the primary market area, Lawrence and Scioto Counties, Ohio and the United States. The primary market area had a slightly higher than average rate of owner-occupancy of 71.0 percent, higher than both Ohio and the United States, with Lawrence County at 72.2 percent and Scioto County at 69.7 percent. Ohio had an owner-occupancy rate of 67.5 percent and the United States had an owner-occupancy rate of 64.2 percent. As a result, the primary market area supports a lower than average rate of renter-occupied housing at 29.1 percent,
27.8 percent in Lawrence  County and 30.3 percent in Scioto County,  compared to
32.5 percent for Ohio and 35.8 percent for the United States.

         The primary market area's median housing value of $40,200 was based on $43,400 in Lawrence County and $37,000 in Scioto County, all lower than both Ohio's and the United States' median housing values. Ohio's median housing value of $63,457 is 57.9 percent higher than the primary market area's median housing value. The United States' $79,098 median housing value is the highest of all areas and is 96.8 percent higher than the primary market area. The average median rent of the primary market area was $290 and surpasses the median rent of Scioto County, at $281, only. Lawrence County had a median rent of $299, Ohio's median rent value was $296 and the United States had a median rent of $374.

         In 1990, the major source of employment by industry group, based on number of employees, for the primary market area overall was the services industry at 37.3 percent, responsible for 33.9 percent of jobs in Lawrence County and 40.6 percent of jobs in Scioto County. Ohio and the United States had percentages of workers in the services industry of 31.6 percent and 34.0 percent, respectively (reference
Exhibit 27). The wholesale/retail trade group was the second major employer in the primary market area at 22.4 percent and also the second leading employer at
24.1 percent in Lawrence County and 20.7 percent in Scioto County. In Ohio and the United States, the wholesale/retail trade group was also the second major employer with 27.7 percent and 27.5 percent, respectively. The manufacturing group was the third major overall employer in the primary market area at 17.6 percent and was at 19.7 percent in Lawrence County and 15.4 percent in Scioto County. In Ohio and the United States, the manufacturing group was also the third major employer, responsible for 24.5 percent and 19.2 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 22.6 percent of employment in Lawrence County, 23.3 percent of employment in Scioto County, 16.2 percent of employment in Ohio and 19.3 percent in the United States.

         The  primary   market  area's  major   employers  were  mostly  in  the
manufacturing sector. The two largest employers in the primary market area are Intermet and Cabletron Systems, Inc.


Employer                    Employees             Product/Service
--------                    ---------             ---------------
Allied Signal                120           Coal Tar Chemicals
Aristech Chemical Corp.      264           Bisphenol, Phenol, Acetone, Anline
Cabletron Systems, Inc.      425           Printed Circuit Board Assembly
Dow Chemical                 130           Styrofoam, Ethafoam, Styron/ABS
Intermet                     550           Ductile Iron Castings
McGinnis, Inc.               230           Barge and Tow Boat Repair
Superior Marine              105           Harbor Service - Barge Repair


         The unemployment rate is another key economic indicator. Exhibit 28 shows the unemployment rates in the primary market area, Lawrence and Scioto Counties, Ohio and the United States in 1997, 1998, 1999 and through May 2000. The primary market area and both counties have been characterized by higher unemployment rates than both Ohio and the United States. In 1997, Lawrence County had an unemployment rate of 6.5 percent and Scioto

County had a higher unemployment rate of 9.9 percent compared to unemployment rates of 4.6 percent in Ohio and 4.9 percent in the United States. The primary market area's unemployment rate decreased in 1998. Scioto County's decreased to a still high 9.5 percent, Lawrence County's remained the same at 6.5 percent, compared to a lower 4.3 percent in Ohio and a decreasing 4.5 percent in the United States. In 1999, the primary market area again decreased its rate of unemployment to 7.9 percent, while Lawrence County increased to 7.2 percent unemployment and Scioto County decreased its rate to 8.5 percent. Ohio remained at 4.3 percent and the United States decreased to 4.2 percent. By May 2000, the unemployment rate increased to 8.1 percent in the primary market area, to 8.6 percent in Lawrence County, decreased to 5.6 percent in Scioto County, decreased to 3.6 percent in Ohio and decreased to 3.9 percent in the United States.

         Exhibit 29 provides deposit data for banks and thrifts in the primary market area. Lawrence Federal's deposit base in the primary market area was $93.5 million or a 24.2 percent share of the $386.8 million total thrift deposits but only a 8.5 percent share of the total deposits, which were $1.1 billion as of June 30, 1999. It is evident from the size of the thrift deposits and bank deposits that the primary market area has a moderate deposit base, with Lawrence Federal having a moderate level of market penetration for thrift deposits but a small share of market penetration of total deposits.

         Exhibit 30 provides interest rate data for each quarter for the years 1996 through 1999 and for the first two quarters of 2000. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a recently rising trend in 1999 and year-to-date 2000. This rising trend continued into the second quarter of 2000 with prime now at 9.50 percent, its highest level during the past four years.

         Rates on one-year T-bills have also increased noticeably in 1999 but have decreased slightly in 2000.

SUMMARY

         To summarize, the primary market area represents an area with rising population and household trends during the mid 1990s. Such growth is not projected to continue but remain basically stable. The primary market area displayed a noticeably lower per capita income and median household income than both Ohio and the United States. The primary market area also had a lower median household income when compared to Ohio and the United States. The median rent levels of Lawrence and Scioto Counties were 1.0 percent higher and 5.3 percent lower than Ohio's median rent, respectively. Lawrence County's median housing value was 57.9 percent lower than Ohio's, and Scioto County's median housing value was 71.5 percent lower than Ohio's median housing value of $63,457. The primary market area has had a consistently higher unemployment rate when compared to both Ohio and the United States. Finally, the primary market area is a moderately competitive financial institution market dominated by banks, with a strong presence of thrifts, and a total market deposit base for banks and thrifts in the primary market area that is $1.1 billion in deposits.

III. COMPARABLE GROUP SELECTION

Introduction

         Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC- insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Ohio.

         Exhibits 31 and 32 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 289 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 31 and 32 also subclassify all thrifts by region, including the 110 publicly-traded Midwest thrifts ("Midwest thrifts") and the 26 publicly-traded thrifts in Ohio ("Ohio thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between April 1, 1999, and August 15, 2000.

         The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Lawrence Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Lawrence Federal's basic operation.

         Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

Merger/Acquisition

         The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.


               Institution                          State
               -----------                          -----
         Marion Capital Holdings                  Indiana
         Security of PA Financial Corp.           Pennsylvania


         There is are no pending merger/acquisition transaction involving thrift institutions in Lawrence Federal's city, county or market area, as indicated in
Exhibit 34.

Mutual Holding Companies

         The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 31 publicly-traded mutual holding companies as well between those 31 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 31 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

         Institution                                    State
         -----------                                    -----
         Jacksonville Savings Bank, MHC                 Illinois
         Webster City Fed. Bancorp, MHC                 Iowa
         PHS Bancorp, MHC                               Pennsylvania
         Skibo Financial Corp., MHC                     Pennsylvania

Trading Exchange

         It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 320 publicly-traded, FDIC-insured institutions, including 31 mutual holding companies, 12 are traded on the New York Stock Exchange, 30 are traded on the American Stock Exchange and 278 are traded on NASDAQ.


IPO Date

         Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 15, 2000, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 1999.


Geographic Location

         The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Lawrence Federal, including the New England, northeastern, western and southwestern states.

         The geographic location parameter consists of Ohio and its surrounding states of Michigan, Pennsylvania, West Virginia, Kentucky and Indiana, as well as the states of Iowa, Illinois, Missouri and Wisconsin, for a total of ten states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


Asset Size

         Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $300 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Lawrence Federal, with assets of approximately $113.8 million at June 30, 2000. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

         In  connection  with  asset  size,  we did not  consider  the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

         Exhibits 37 and 38 show the 55 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.


BALANCE SHEET PARAMETERS

Introduction

         The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37. The balance sheet ratios consist of the following:

         1.      Cash and investments to assets
         2.      Mortgage-backed securities to assets
         3.      One- to four-family loans to assets
         4.      Total net loans to assets
         5.      Total net loans and mortgage-backed securities to assets
         6.      Borrowed funds to assets
         7.      Equity to assets

         The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Lawrence Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Lawrence Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

         Lawrence Federal's ratio of cash and investments to assets was 12.80 percent at June 30, 2000, and reflects the Bank's modestly smaller than average share of investments compared to national and regional averages. The Bank's investments consist primarily of federal agency securities, interest-bearing deposits and municipal securities. For its most recent five fiscal years ending December 31, 1995 through 1999, Lawrence Federal's average ratio of cash and investments to assets was a higher 23.5 percent, steadily declining from a high of 34.5 percent in 1995 to a low of 16.4 percent in 1999.

         The parameter range for cash and investments is fairly broad in spite of Lawrence Federal's currently somewhat smaller share, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage- backed and mortgage derivative securities. The range has been defined as 25.0 percent or less of assets, with a midpoint of 12.5 percent.


Mortgage-Backed Securities to Assets

         At June 30, 2000, Lawrence Federal owned no mortgage-backed securities or mortgage derivative securities, compared to the regional average of 8.6 percent and the national average of 10.1 percent for publicly-traded thrifts.
The Bank was also absent mortgage-backed securities at December 31, 1998 and 1999.

         Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is 15.0 percent or less of assets with a midpoint of 7.5 percent.

One- to Four-Family Loans to Assets

         Lawrence Federal's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans represented 45.9 percent of the Bank's assets at June 30, 2000, which is similar to the national average of 46.4 percent, but below the
51.9 percent average for savings institutions in the Midwest. The parameter for this characteristic requires any comparable group institution to have from 40.0 percent to 75.0 percent of its assets in one- to four-family loans and indicates a parameter midpoint of 57.5 percent.


Total Net Loans to Assets

         At June 30, 2000, Lawrence Federal had a 79.5 percent ratio of total net loans to assets and a similar four fiscal year average of 70.3 percent, both being higher than the national average of 70.3 percent and the regional average of 74.3 percent for publicly-traded thrifts. The Bank's ratio of net loans to total assets increased steadily to its current level from 61.3 percent at December 31, 1995, as investments were shifted to loans during its past five fiscal years. The net loan parameter for the selection of the comparable group is from 55.0 percent to 90.0 percent of assets, with a midpoint of 72.5 percent. The wider range is simply due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Lawrence Federal.


Total Net Loans and Mortgage-Backed Securities to Assets

         As discussed previously, Lawrence Federal was absent mortgage-backed securities and its ratio of total net loans to assets was 79.5 percent. Recognizing the industry and regional ratios of 10.1 percent and 8.6 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to
95.0 percent, with a midpoint of 82.5 percent.


Borrowed Funds to Assets

         Lawrence Federal had a $4.0 million balance of borrowed funds at June 30, 2000, representing 3.5 percent of assets. At December 31, 1999, the Bank's borrowed funds were a slightly higher $4.5 million or 4.4 percent of assets, but Lawrence Federal had no borrowed funds at the end of its four fiscal years ended December 31, 1995 through 1998.

         The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has increased in recent years due to the greater competition for deposits and moderate interest rates, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

         The range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent, lower than the national average of 22.2 percent for publicly-traded thrifts and also lower than the average of 28.7 percent for all FDIC-insured savings institutions.

Equity to Assets

         Lawrence Federal's equity to assets ratio as of June 30, 2000, was 7.1 percent. After conversion, based on the midpoint value of $6.5 million with 50.0 percent of the net proceeds of the public offering going to the Bank, Lawrence Federal's equity is projected to stabilize in the area of 9.7 to 9.9 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 11.1 percent following conversion.

         Based on those equity ratios, we have defined the equity ratio parameter to be 7.0 percent to 15.0 percent with a midpoint ratio of 11.0 percent.


PERFORMANCE PARAMETERS

Introduction

         Exhibit 38 presents five parameters which are typically key indicators of an institution's earnings performance. The primary performance indicator is an institution's return on average assets (ROAA) and the second performance is an institution's return on average equity (ROAE). To measure an institution's ability to generate net interest income, we have used net interest margin. The supplemental source of income for an institution is noninterest income, and the parameter used to measure noninterest income is the ratio of noninterest income to average assets. The final performance indicator is an institution's ratio of operating expenses or noninterest expenses to average assets, which is also pertinent in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

         The key performance parameter is the ROAA. As previously discussed, Lawrence Federal indicated identical net and core earnings of $582,000 for the twelve months ended June 30, 2000, representing an ROAA of 0.54 percent. The Bank's ROAA for its three fiscal years ended December 31, 1997 through 1999, based on net earnings, was 0.69 percent, 0.62 percent and 0.54 percent, respectively.

         The consolidated ROAA for the Bank and the Corporation on a pro forma basis at the time of conversion is projected to be 0.61 percent based on identical net and core income at the midpoint valuation.

         Considering the historical, current and projected earnings performance of Lawrence Federal, and recognizing the identical national and regional core ROAA average of 0.82 percent for publicly-traded thrift institutions, the range for the ROAA parameter based on core income has been defined as 0.45 percent to
1.00 percent with a midpoint of 0.73 percent.


Return on Average Equity

         The ROAE has been used as a secondary parameter to eliminate any institutions with an ROAE that is grossly inconsistent with the Bank's equity position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

         Based on the Bank's earnings for the twelve months ended June 30, 2000, the consolidated ROAE for the Bank and the Corporation on a pro forma basis at the time of conversion will be 5.54 percent based on identical net and core income at the midpoint valuation.

Prior to conversion, the Bank's ROAE for the twelve months ended June 30, 2000, was 7.36 percent based on identical net and core income. Recognizing the national and regional averages of 8.44 percent and 7.27 percent, respectively, for publicly-traded thrift institutions, the ROAE parameter range for the comparable group, based on core income, is 3.0 percent to 15.0 percent with a midpoint of 9.0 percent.


Net Interest Margin

         Lawrence Federal had a net interest margin of 3.10 percent for the twelve months ended June 30, 2000, representing net interest income as a percentage of average interest-earning assets. The Bank's range of net interest margin for its calendar years of 1997 to 1999 has been from a low of 3.09 percent in 1998 to a high of 3.18 percent in 1999, with a three year average of
3.13 percent and evidencing relatively minor fluctuation. For the six months ended June 30, 2000, the Bank's annualized net interest margin increased to 3.26 percent based on a moderately increasing trend in net interest income during the first half of 2000.

         The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 4.00 percent with a midpoint of 3.25 percent.


Operating Expenses to Assets

         For the twelve months ended June 30, 2000, Lawrence Federal had a 2.38 percent ratio of operating expense to average assets, which is similar to the national and regional averages for publicly-traded savings institutions and somewhat higher than the average for all FDIC- insured savings institutions.

         Recognizing the national and regional averages of 2.36 percent and 2.28 percent, respectively, for all publicly-traded savings institutions, the operating expense to assets parameter for the selection of the comparable group is from a low of 1.75 percent to a high of 3.00 percent with a midpoint of 2.38 percent.


Noninterest Income to Assets

         Compared to publicly-traded thrifts, Lawrence Federal has consistently experienced a moderately lower than average dependence on noninterest income as a source of additional income. The Bank's noninterest income was $451,000 or
0.42 percent of average assets for the twelve months ended June 30, 2000, which is lower than the average of 0.55 percent for publicly-traded thrift institutions during that period. Lawrence Federal's average annual ratio of noninterest income to average assets for the past four calendar years of 1995 to 1999 has averaged 0.34 percent of average assets, reflecting modest amounts of securities gains and losses assets, as well as loan origination and commitment fees and servicing income.

         The range for this parameter for the selection of the comparable group is 0.75 percent of average assets or less, with a midpoint of 0.38 percent.


ASSET QUALITY PARAMETERS

Introduction

         The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 38. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position reasonably consistent with that of Lawrence Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and allowance for loan losses to total assets at the end of the most recent period.


Nonperforming Assets to Assets

         Lawrence  Federal's ratio of  nonperforming  assets to total assets was
0.31 percent at June 30, 2000, which is lower than the national average of 0.44 percent for publicly-traded thrifts and the Midwest regional average of 0.51 percent, and lower than its ratio of 0.61 percent at December 31, 1999. For the previous calendar years ended December 31, 1997 and 1998, the Bank's ratio was
0.85 percent and 0.51  percent,  resulting in a three  calendar  year average of
0.66 percent.

         The parameter range for nonperforming assets to assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.


Repossessed Assets to Assets

         Lawrence Federal was absent repossessed assets at June 30, 2000, and also at December 31, 1995 to 1999. National and regional averages were 0.11 percent and 0.09 percent, respectively, for publicly-traded thrift institutions at June 30, 2000.

         The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

Allowance for Loan Losses to Assets

         Lawrence Federal had an allowance for loan losses of $626,000, representing a ratio to total assets of 0.55 percent at June 30, 2000, which is similar to its 0.57 percent ratio at December 31, 1999. For the calendar years of 1996, 1997 and 1998, the Bank's loan loss reserve averaged 0.55 percent of assets from a low of 0.52 percent in 1996 to a high of 0.57 percent in 1997.

         The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.15 percent of assets.


THE COMPARABLE GROUP

         With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $71.2 million to $184.4 million with an average asset size of $130.6 million and have an average of 3.5 offices per institution. One of the comparable group institutions was converted in 1993, one in 1994, four in 1995, three in 1996, and one in 1997. All of the comparable group institutions are traded on NASDAQ and all ten institutions are SAIF members. The comparable group institutions as a unit have a ratio of total equity to assets of 10.9 percent, which is 2.9 percent higher than all publicly- traded thrift institutions in the United States, but 9.4 percent lower than publicly-traded thrift institutions in Ohio; and for the most recent four quarters indicated a core return on average assets of 0.74 percent, lower than all publicly-traded thrifts at 0.82 percent and lower than publicly-traded Ohio thrifts at 0.81 percent.

IV. ANALYSIS OF FINANCIAL PERFORMANCE

         This section reviews and compares the financial performance of Lawrence Federal to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Ohio thrifts, as well as to the ten institutions constituting Lawrence Federal's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

         As presented in Exhibits 42 and 43, at June 30, 2000, Lawrence Federal's total equity of 7.12 percent of assets was lower than the 10.86 percent for the comparable group, the 10.55 for all thrifts, the 11.68 percent for Midwest thrifts and the 11.99 percent ratio for Ohio thrifts. The Bank had a
79.53 percent share of net loans in its asset mix, very similar to the comparable group at 79.03 percent and higher than all thrifts at 70.36 percent, Midwest thrifts at 74.27 percent and Ohio thrifts at 76.40 percent. Lawrence Federal's share of net loans, higher than industry averages, is primarily the offsetting result of its absence of mortgage- backed securities and generally average 12.80 percent share of cash and investments. The comparable group had a similar 12.64 percent share of cash and investments and a 5.29 percent share of mortgage-backed securities. All thrifts had 10.13 percent of assets in mortgage-backed securities and 15.39 percent in cash and investments. Lawrence Federal's
87.69 percent share of deposits was significantly higher than the comparable group and the three geographic categories, reflecting the Bank's lower than average 3.51 percent ratio of borrowed funds to assets. The comparable group had deposits of 71.41 percent and borrowings of 16.65 percent. All thrifts averaged a 65.66 percent share of deposits and 22.20 percent of borrowed funds, while Midwest thrifts had a 65.83 percent share of deposits and a 21.01 percent share of borrowed funds. Ohio thrifts averaged a 65.60 percent share of deposits and a
20.85 percent share of borrowed funds. Lawrence Federal was absent intangible assets at June 30, 2000, compared to a nominal 0.01 percent for the comparable group, 0.33 percent for all thrifts, 0.24 percent for Midwest thrifts and 0.17 percent for Ohio thrifts.

         Operating performance indicators are summarized in Exhibits 44 and 45 and provide a synopsis of key sources of income and key expense items for Lawrence Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

         As shown in Exhibit 46, for the twelve months ended June 30, 2000, Lawrence Federal had a yield on average interest-earning assets virtually identical to the comparable group, but lower than the three geographical categories. The Bank's yield on interest-earning assets was 7.32 percent compared to the comparable group at 7.33 percent, all thrifts at 7.56 percent, Midwest thrifts at 7.50 percent and Ohio thrifts at 7.48 percent. The Bank's cost of funds for the twelve months ended June 30, 2000, was also lower than the comparable group and the three geographical categories. Lawrence Federal had an average cost of interest-bearing liabilities of 4.29 percent compared to 4.60 percent for the comparable group, 4.68 percent for all thrifts, 4.76 percent for Midwest thrifts and 4.71 percent for Ohio thrifts.

         The Bank's lower yield on interest-earning assets and lower interest cost resulted in net interest income of 2.86 percent of average total assets, which was lower than the comparable group at 3.10 percent, all thrifts at 3.19 percent, Midwest thrifts at 3.12 percent and Ohio thrifts at 3.19 percent.
Lawrence Federal demonstrated a net interest margin of 3.10 percent for the twelve months ended June 30, 2000, based its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.18 percent. All thrifts averaged a higher 3.33 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.25 percent and Ohio thrifts at 3.30 percent.

         Lawrence Federal's major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 45. The Bank made a $120,000 provision for loan losses during the twelve months ended June 30, 2000, representing 0.11 percent of average assets, recognizing net charge-offs of $78,000 during calendar 1999 and reflecting the Bank's objective to generally maintain its historical ratios of allowance for loan losses to total assets, non-performing assets and classified assets. The comparable group indicated a provision representing a lower 0.06 percent of assets, with all thrifts at 0.12 percent, Midwest thrifts at 0.11 percent and Ohio thrifts at 0.08 percent.

          The Bank's noninterest income was $451,000 or 0.42 percent of average assets for the twelve months ended June 30, 2000, including its $13,691 loss on the sale of securities. Lawrence Federal's non-interest income ratio was modestly higher than the comparable group at 0.35 percent, but lower than all thrifts at 0.55 percent, Midwest thrifts at 0.51 percent, and Ohio thrifts at
0.54 percent. For the twelve months ended June 30, 2000, Lawrence Federal's operating expense ratio was 2.38 percent of average assets, which was modestly higher than the comparable group at 2.26 percent, similar to all thrifts at 2.36 percent, higher than Midwest thrifts at 2.28 percent and lower than Ohio thrifts at 2.42 percent.

         The overall impact of Lawrence Federal's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended June 30, 2000, the Bank had an ROAA of 0.54 percent based on identical net and core income, as indicated in Exhibit 7. For its most recent four quarters, the comparable group had a higher core ROAA of 0.74 percent. All publicly-traded thrifts indicated a higher 0.82 percent core ROAA, as did Midwest thrifts also at 0.82 percent and Ohio thrifts at 0.81 percent.

V. MARKET VALUE ADJUSTMENTS

         This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Lawrence Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and from the Bank, and, as a result, such adjustments become necessary.


EARNINGS PERFORMANCE AND GROWTH POTENTIAL

         In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in primary market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

         As discussed earlier, the Bank's historical business philosophy has focused on increasing its net interest income and net income, maintaining a low ratio of nonperforming assets, strengthening its level of interest sensitive assets relative to interest sensitive liabilities and thereby improving its sensitivity measure and its overall interest rate risk, maintaining an adequate level of general valuation allowances to reduce the impact of any unforeseen losses, and monitoring its overhead expenses. Following conversion, the Bank's objectives will continue to focus on increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity, maintaining a moderate ratio of non-performing and classified assets, increasing its level of interest sensitive assets relative to interest sensitive liabilities and reducing its share of fixed-rate residential mortgage loans through selling them in the secondary market.

         Earnings are often related to an institution's ability to generate loans. The Bank was an originator of both mortgage and non-mortgage loans in years 1998 to 1999 and during the six months ended June 30, 2000, with a strong increase in non-mortgage loans in 2000. For the six months ended June 30, 2000, annualized, total loan originations were significantly greater than in calendar 1999, with most of the increase occurring in the category of consumer loan originations. During the year ended December 31, 1999, the origination of one- to four- family loans, fell short of that category of originations in 1998 by $690,000 or 4.3 percent. Compared to calendar 1998, consumer loans indicated an increase of $176,000 for the year ended December 31, 1999, and increased an additional $3.2 million for the six months ended June 30, 2000. The Bank's origination of mobile home loans increased moderately by $565,000 or 16.3 percent for the year ended December 31, 1999, compared to 1998, and decreased $996,000 or 24.8 percent for the six months ended June 30, 2000, compared to 1999. Total loan originations for the year ended December 31, 1999, fell short of calendar 1998 originations by $512,000 or 1.7 percent, while total originations during the six months ended June 30, 2000, annualized, exceeded 1999 originations by a strong $13.6 million or 46.5 percent.

         For the six months ended June 30, 2000, one- to four-family loans, consumer loans and mobile home loans represented 26.0 percent, 59.9 percent, and
14.1 percent, respectively, of total loan originations. In comparison, during 1998, one- to four-family loans, consumer loans and mobile home loans represented 54.3 percent, 31.8 percent and 11.6 percent, respectively, of total loan originations.

         Total mortgage and non-mortgage loan originations were $21.4 million in the six months ended June 30, 2000, reduced by repayments and other adjustments of $10.1 million, resulted in an increase of $11.3 million in gross loans receivable at June 30, 2000, compared to December 31, 1999. In 1999, total loan originations of $29.2 million, reduced by repayments and other adjustments of $21.1 million, resulted in an increase of $8.1 million in gross loans receivable to $77.5 million at December 31, 1999, compared to $69.4 million at December 31, 1998. At December 31, 1998, compared to December 31, 1997, loans receivable increased $7.4 million due to originations of $29.7 million, reduced by repayments and other adjustments of $22.3 million.

         The impact of Lawrence Federal's primary lending efforts has been to generate a yield on average interest-earning assets of 7.32 percent for the twelve months ended June 30, 2000, compared to a similar 7.33 percent for the comparable group, 7.56 percent for all thrifts and 7.50 percent for Midwest thrifts. The Bank's ratio of interest income to average assets was 6.76 percent for the twelve months ended June 30, 2000, which was also lower than the comparable group at 7.14 percent, all thrifts at 7.23 percent and Midwest thrifts at 7.20 percent.

         Lawrence Federal's 4.29 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2000, was lower than the comparable group at 4.60 percent, all thrifts at 4.68 percent and Midwest thrifts at 4.76 percent. The Bank's resulting net interest spread of 3.03 percent for the twelve months ended June 30, 2000, was higher than the comparable group at 2.74 percent, all thrifts at 2.87 percent and Midwest thrifts at 2.74. The Bank's net interest margin of 3.10 percent, based on average interest-earning assets for the twelve months ended June 30, 2000, was modestly lower than the comparable group at 3.18 percent, all thrifts at 3.33 percent and Midwest thrifts at 3.25 percent.

         Including any gains on the sale of securities, the Bank's ratio of noninterest income to assets was 0.42 percent for the twelve months ended June 30, 2000, higher than the comparable group at 0.34 percent but lower than all thrifts at 0.61 percent and Midwest thrifts at 0.53 percent. The Bank's operating expenses were modestly higher than the comparable group and higher than all thrifts and Midwest thrifts. For the twelve months ended June 30,

2000, Lawrence Federal had an operating expenses to assets ratio of 2.38 percent compared to 2.26 percent for the comparable group, 2.36 percent for all thrifts and 2.28 percent for Midwest thrifts.

         For the twelve months ended June 30, 2000, Lawrence Federal generated higher noninterest income, higher noninterest expenses and a lower net interest margin relative to its comparable group. As a result, the Bank's net and core income were both lower than the comparable group for the twelve months ended June 30, 2000. Based on net earnings, the Bank had a return on average assets of
0.69 percent in 1997, 0.63 percent in 1998, 0.54 percent in 1999, 0.57 percent for the six months ended June 30, 2000, annualized, and 0.54 percent for the twelve months ended June 30, 2000. For the twelve months ended June 30, 2000, the comparable group had a higher net ROAA of 0.69 percent, while all thrifts indicated a still higher ROAA of 0.79 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, were identical to its net earnings and resulted in a 0.57 percent core return on assets for the twelve months ended June 30, 2000. That core ROAA was also lower than the comparable group at 0.74 percent, and lower than all thrifts and Midwest thrifts, both at 0.82 percent.

         Lawrence Federal's earnings stream will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Noninterest income has increased from 1997 through June 30, 2000, and overhead expenses have indicated a generally increasing trend in their ratio to average assets. The Bank's net interest margin, lower than the comparable group, has been the result of its lower yield on assets only partially offset by its lower cost of funds. Lawrence Federal's composite yield on interest-earning assets is likely to benefit from its increase in higher yielding consumer loans due to the Bank's increasing share of higher rate automobile loans. Adjustable-rate loans will likely reprice at slightly higher rates, based on today's interest rates, while fixed-rate loans will be refinanced at slightly higher rates compared to their current portfolio yield and investments should experience very little change in yield. It is also likely, moreover, that strong competition from both financial institutions and mortgage companies will limit the Bank's ability to significantly increase rates on individual mortgage loan products. Lawrence Federal's success in achieving its objective to increase its overall net interest spread and net interest margin will relate to its ability to increase its shares of higher yielding non-mortgage loans, rather than by increasing rates on its loan products in the current rate environment. During the next few years, a possible modest to moderate increase in the Bank's net interest spread and net interest margin will be dependent on Lawrence Federal's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its primary market area.

         It has also been recognized that Lawrence Federal's current ROAA, in addition to being lower than that of its comparable group, has drifted consistently downward during the past three years while its net interest margin and net interest spread have indicated recent increases. Lawrence Federal's noninterest expenses, noninterest income, net interest spread and net interest margin for the twelve months ended June 30, 2000, were higher than in 1997, while ROAA was lower. The Bank's ROAE has indicated a decline from 8.52 percent in 1997 to 7.36 percent at June 30, 2000. Following conversion, it is anticipated that the Bank's modest equity to assets ratio will result in increases in ROAE as conversion proceeds are deployed into higher yielding loans.

         Finally, as stated above, the competitive environment for both loans and deposits in the Bank's stagnant and economically depressed primary market area will likely limit Lawrence Federal's ability to significantly increase its market share other than by increasing savings rates or reducing loans rates, which are not consistent with the Bank's current strategies.

         In recognition of the foregoing earnings related factors, with consideration to Lawrence Federal's current performance measures a minimal downward adjustment has been made to Lawrence Federal's pro forma market value for earnings performance and growth potential.

MARKET AREA

         Lawrence Federal's primary market area for retail deposits and loans consists of Lawrence and Scioto Counties, Ohio. As discussed in Section II, since 1990, this overall primary market area has experienced declines in population and households, as well as higher unemployment rates than the comparable group markets, Ohio and the United States. The average unemployment rate in the Bank's primary market area was 7.9 percent in 1999, compared to 4.3 percent in Ohio and 4.2 percent in the United States. By May 2000, the primary market area's unemployment rate had increased to 8.1 percent, although Ohio decreased to 3.6 percent and the United States decreased to 3.9 percent. Per capita income and median household income in Lawrence Federal's primary market area have historically been and remain considerably lower than the state and national averages and also much lower than the comparable group average, reflecting the primary market area's much higher unemployment rate. The median housing value in the Bank's primary market area is significantly lower than Ohio and the comparable group as well as the United States.

         Lawrence Federal's primary market area is primarily rural and agricultural, comprising a limited range of income and educational levels and employment sectors. In the Bank's primary market area, the services sector represents the primary source of employment, followed by the wholesale/retail and manufacturing sectors. The level of financial competition in Lawrence Federal's primary market area is relatively strong, particularly considering the poor economic conditions, with commercial banks holding a majority of deposits, and financial institutions of varying sizes and characteristics operating in and around Lawrence Federal's offices. The Bank experienced net increases in deposits in each of its most recent two calendar years, as deposits and interest credited exceeded withdrawals, with its average annual growth rate being slightly higher than the comparable group.

         In recognition of the foregoing factors, we believe that a maximum downward adjustment is warranted for the Bank's primary market area.

FINANCIAL CONDITION

         The financial condition of Lawrence Federal is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 42 and 43. The Bank's ratio of total equity to total assets was 7.12 percent at June 30, 2000, which was lower than the comparable group at
10.86 percent, all thrifts at 10.55, and Midwest thrifts at 11.86 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 11.1 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 10.0 percent.

         The Bank's mix of assets and liabilities indicates some areas of variation from its comparable group but many similarities. Lawrence Federal had a 79.5 percent ratio of net loans to total assets at June 30, 2000, compared to the comparable group at 79.0 percent and all thrifts at 70.4 percent. The Bank's
12.8 percent share of cash and investments was also similar to the comparable group at 12.6 percent, and lower than all thrifts at 15.4 percent and Midwest thrifts at 13.3 percent; but Lawrence Federal's ratio of mortgage-backed securities to total assets of zero was lower than the comparable group at 5.49 percent and all thrifts at 10.13 percent. The Bank's 87.7 percent ratio of deposits to total assets was higher than the comparable group at 71.4 percent, all thrifts at 65.7 percent and Midwest thrifts at 65.8 percent. Lawrence Federal's 3.5 percent ratio of borrowed funds to assets was much lower than the comparable group at 16.65 percent, all thrifts at 22.20 percent and Midwest thrifts at 21.01 percent.

         Lawrence  Federal had no intangible  assets and  repossessed  assets of
0.29 percent of assets, compared to ratios of 0.01 percent and 0.06 percent of intangible assets and repossessed real estate, respectively, for the comparable group. All thrifts had intangible assets of 0.33 percent and repossessed real estate of 0.11 percent. The financial condition of Lawrence Federal is influenced by its level of nonperforming assets of $690,000 or 0.61 percent of assets at June 30, 2000, compared to a similar 0.52 percent for the comparable group, 0.44 percent for all thrifts and 0.51 percent for Midwest thrifts. Historically, the Bank's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been higher than industry averages and have fluctuated moderately since December 31, 1998. The Bank's ratio of nonperforming assets to total assets was 0.51 percent and
0.61 percent at December 31, 1998, and 1999, respectively.

         The Bank had a lower share of high risk real estate loans at 7.07 percent of total assets, compared to 12.67 percent for the comparable group and
16.26 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

         At June 30, 2000, Lawrence Federal had $626,000 of allowances for loan losses, which represented 0.55 percent of assets and 0.69 percent of total loans. The comparable group indicated allowances equal to 0.54 percent of assets and an identical 0.69 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming loans, since a portion of nonperforming assets might eventually be charged off. Lawrence Federal's $626,000 of allowances for loan losses, represented 179.89 percent of nonperforming loans at June 30, 2000, compared to the comparable group's 139.08 percent, with all thrifts at 198.13 percent and Midwest thrifts at 177.49 percent. Lawrence Federal's ratio of net charge-offs to average total loans, moreover, was 0.09 percent for the twelve months ended June 30, 2000, higher than the 0.05 percent for the comparable group, but lower than the 0.10 percent for all thrifts and 0.12 percent for Midwest thrifts. The Bank had a ratio of net charge-offs to average total loans of 0.09 percent in 1999. This ratio is reflective of the Bank's maintenance of a generally average ratio of reserves to loans, and a slightly higher ratio of reserves to nonperforming loans.

         Lawrence Federal has experienced higher than average levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates.

         Overall, with particular consideration to the Bank's equity level, asset quality position, reserve level, interest rate risk position and shares of loans and deposits relative to the comparable group, we believe that a minimum downward adjustment is warranted for Lawrence Federal's current financial condition.


ASSET, LOAN AND DEPOSIT GROWTH

         During the past two fiscal years, Lawrence Federal has been characterized by higher than average growth in assets and loans, combined with growth in deposits slightly above the comparable group and industry averages. The Bank's two year asset growth and loan growth have both also been much lower than all thrifts. The Bank's average annual asset growth rate from 1997 to 1999, was 8.5 percent, compared to a lower 6.2 percent for the comparable group, 8.1 percent for all thrifts and 8.4 percent for Midwest thrifts. Lawrence Federal's asset growth rate is reflective primarily of its growth in consumer loans. The Bank's loans indicate an average annual increase of 12.4 percent from 1997 to 1999, compared to average growth rates of 8.1 percent for the comparable group,
11.7 percent for all thrifts and 11.9 percent for Midwest thrifts. Lawrence Federal's deposits indicate an average annual increase of 5.9 percent from December 31, 1997 to December 31, 1999, followed by a deposit increase of 10.5 percent or 21.0 percent annualized during the six months ended June 30, 2000. Annual deposit changes have been from a low of 2.0 percent in 1999 to a high of
9.6 percent in 1998, compared to average growth rates of 4.2 percent for the comparable group, 5.8 percent for all thrifts and 5.1 percent for Midwest thrifts.

         The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products and to maintain a high quality of service to its customers. Lawrence Federal's five offices serve the primary market area of Lawrence and Scioto Counties, including the communities of Ironton, Chesapeake, South Point, Proctorville and Wheeling. The Bank's primary market area has experienced a minimal change in population and households between 1990 and 1999, and are projected to decrease slightly over the following five years. The Bank's primary market area also indicates per capita income and median household income levels significantly lower than both Ohio and the United States and in May 2000 had an unemployment rate much higher than Ohio and the United States.

         The Bank's dependence on its current primary market area, with no immediate plans to expand beyond that primary market area, could result in limited asset growth as a result of its highly competitive operating environment. Lawrence Federal's projections indicate a moderate growth in deposits during the next three years. Total loans are projected to experience a stronger growth rate, with excess growth offsetting reductions in investments and increases in borrowed funds. Total equity is projected to increase at a more rapid pace due to the impact of lower cost funds from the conversion proceeds. Lawrence Federal's highly competitive operating environment, together with its anticipated moderate deposit and asset growth, should result in similar growth in assets and deposits for the Bank relative to the comparable group. Loan growth, if the Bank's objectives are realized, should also be similar to that of the comparable group.

         Based on these conditions, we have concluded that no adjustment to the Bank's pro forma value is warranted.


DIVIDEND PAYMENTS

         Lawrence Federal has not committed to pay an initial cash dividend. The future payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 3.61 percent.

         Currently, many thrifts are not committing to initial cash dividends, compared to such a dividend commitment in the past. In our opinion, no adjustment to the pro forma market value is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

         In the first half of 2000, investors' interest in new issues was minimal and subscription levels were consistently low, although a few issues received a stronger reaction from the marketplace. The number of conversions in the first half of 2000 decreased from historical levels. Overall, the reaction of IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the future of merger/acquisition activity in the thrift industry. Additionally, the overall stock market decline may restrain investor interest in new offerings.

         Lawrence Federal will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $450,000 or 6.9 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion. Additionally, the Prospectus restricts to 7,500 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person and to 12,500 shares by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

         The Bank has secured the services of Keefe, Bruyette & Woods, Inc. ("KBW") to assist in the marketing and sale of the conversion stock.

         Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that a minimum downward adjustment is warranted for the Bank's anticipated subscription interest.


LIQUIDITY OF THE STOCK

         Lawrence Federal will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of KBW. Lawrence Federal will pursue at least two market makers for the stock. The Bank's offering is much smaller in size than the comparable group. We have concluded, therefore, that a minimum downward adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.


MANAGEMENT

         Jack L. Blair currently serves as president and chief executive officer of the Bank, positions he has held since 1996 and 1997, respectively. Mr. Blair has also been a director of the Bank since 2000. Mark Potter has served as vice president of lending of the Bank since 1990, and Mary Kratzenberg has served as vice president-secretary/treasurer since 1996 and has been employed at the Bank since 1977.

         The management of Lawrence Federal have been successful in increasing the Bank's deposit base and strengthening its market share, and in strengthen lending activity, despite a stagnant yet highly competitive operating environment including the presence of much larger financial institutions. During the past few years, Lawrence Federal has been able to increase its dollar level of retained earnings, its net interest margin, reduce its ratio of nonperforming assets to loans, maintain its allowance for loan losses to loans and strengthen its level of noninterest income. Management has also been successful in controlling nonperforming assets and classified loans in a depressed market area, keeping them similar to the comparable group and industry averages. Although net margin is below the comparable group and industry averages, it has increased during the past year and indicates a modest increase in 2000.

         Overall, we believe the Bank to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.


MARKETING OF THE ISSUE

         The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to thrift charters and the regulation of financial institutions. Recently converted institutions seem to have borne much of the impact of that uncertainty, in spite of strong subscription activity. The inference is that the market has discounted those stocks pending the seasoning and stabilization of their post-conversion earnings.

         We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a minimum downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

VI. VALUATION METHODS

         Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry improved in the last few years, however, more emphasis has been placed on the price to earnings method. Primary emphasis, therefore, has been placed on the price to earnings method in determining the pro forma market value of Lawrence Financial Holdings, Inc., with additional analytical and correlative attention to the price to book value method.

         In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

         In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a maximum, as adjusted, being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value."

         In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. A maximum downward adjustment was made for the Bank's primary market area. Moderate downward adjustments were made for the Bank's earnings performance and growth potential. Minimum downward adjustments were made for financial condition, liquidity of the stock and for the marketing of the issue. No adjustments were made for subscription interest, dividend payments and management.

PRICE TO BOOK VALUE METHOD

         In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered less meaningful for institutions that provide a consistent earnings trend, but remains significant and reliable as a confirmational and correlative analysis to the price to earnings and price to assets approaches. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

         Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 81.17 percent and 78.49 percent, respectively. The total comparable group indicated a moderately wide range, from a low of
62.43 percent (Sobieski Bancorp, Inc.) to a high of 127.35 percent (ASB Financial Corp.). The comparable group had slightly higher average and median price to tangible book value ratios of 81.24 percent and 78.55 percent, respectively, with an identical range and the same two institutions at either end of the range. Excluding the low and the high in the group, the price to book value range narrowed to a low of 67.00 percent and a high of 90.08 percent, and the range of price to tangible book value ratio narrowed to a low of 67.49 percent and a high of 90.08 percent.

         Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 49.08 percent and a price to tangible book value ratio of 47.86 percent at the midpoint. The price to book value ratio increases from 44.54 percent at the minimum to 56.90 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 43.43 percent at the minimum to 55.73 percent at the maximum, as adjusted.

         The Corporation's pro forma price to book value and price to tangible book value ratios of 49.08 percent and 47.86 percent, respectively, are strongly influenced by the Bank's financial condition and local market, as well as subscription interest in thrift stocks and overall market conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 11.1 percent compared to 10.9 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $8,112,000 at June 30, 2000, the indicated pro forma market value of the Bank using this approach is $6,516,994 at the midpoint (reference
Exhibit 48).


PRICE TO EARNINGS METHOD

         The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent earnings position of Lawrence Federal is displayed in Exhibit 3, indicating after tax net earnings for the twelve months ended June 30, 2000, of $582,000, and in Exhibit 7 indicating the derivation of the Bank's identical core or normalized earnings for that period. To arrive at the pro forma market value of the Corporation by means of the price to earnings method, we used the core earnings base of $582,000.

         In determining the price to earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 12.47, while the median was 12.50. The average price to net earnings multiple was 12.96, and the median multiple was
13.72. The comparable group's price to core earnings multiple was identical to the average for all publicly-traded, FDIC-insured thrifts of 12.47, but higher than their median of 10.68. The range in the price to core earnings multiple for the comparable group was from a low of 6.97 (Potters Financial Corp.) to a high of 17.92 (Montgomery Financial Corp.). The primary range in the price to core earnings multiple for the comparable group, excluding the

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Price to Earnings Method  (cont.)

high and low ranges, was from a low price to earnings multiple of 10.21 to a high of 14.55 times earnings for eight of the ten institutions in the group.

         Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of these adjustments, we have determined a price to core earnings multiple of 8.87 at the midpoint, based on Lawrence Federal's core earnings of $582,000 for twelve months ended June 30, 2000.

         Based on the Bank's core earnings base of $582,000 (reference Exhibits 7 and 48), the pro forma market value of the Corporation using the price to earnings method is $6,523,403 at the midpoint.


PRICE TO ASSETS METHOD

         The final valuation method is the price to assets method. This method is not frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 49 indicates that the average price to assets ratio for the comparable group was 8.69 percent and the median was 8.52 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.03 percent (Potters Financial Corp.) to a high of 12.15 percent (ASB Financial Corp.). It narrows just slightly with the elimination of the two extremes in the group to a low of 6.71 percent and a high of 10.86 percent.




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Price to Assets Method  (cont.)

         Based on the adjustments made previously for Lawrence Federal, it is our opinion that an appropriate price to assets ratio for the Corporation is
5.42 percent at the midpoint, which ranges from a low of 4.65 percent at the minimum to 7.05 percent at the maximum, as adjusted.

         Based on the Bank's June 30, 2000, asset base of $113,865,000, the indicated pro forma market value of the Corporation using the price to assets method is $6,489,255 at the midpoint (reference Exhibit 48).







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VALUATION CONCLUSION

         Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 49.08 percent for the Corporation represents a discount of 39.54 percent relative to the comparable group and decreases to 29.90 percent at the maximum, as adjusted. The price to core earnings multiple of 8.87 for the Corporation at the midpoint value indicates a discount of 28.89 percent, decreasing to a discount of 12.91 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 37.66 percent, decreasing to a discount of 18.84 percent at the super maximum.

         It is our opinion that as of August 15, 2000, the pro forma market value of the Corporation, is $6,500,000 at the midpoint, representing 650,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $5,525,000 or 525,000 shares at $10.00 per share to a maximum of $7,475,000 or 747,500 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The super maximum is $8,596,250 or 859,625 shares at $10.00 per share (reference Exhibits 48 to 53).

         The appraised value of Lawrence Financial Holdings, Inc. as of August 15, 2000, is $6,500,000 at the midpoint.



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                                    EXHIBITS



                [OMITTED PURSUANT TO RULE 202 OF REGULATION S-T]